UNITED STATES
                  SECURITIES EXCHANGE COMMISSION
                       WASHINGTON, D.C. 20549

                            FORM 8-K

                         CURRENT REPORT

             Pursuant to Section 13 or 15(d) of the
                 Securities Exchange Act of 1934

        Date of Report (Date of earliest event reported):
                        February 22, 2000

                         CI4NET.COM, INC.
     (Exact name of registrant as specified in its charter)


        DELAWARE                           13-4032991
        --------                           ----------
(State or other jurisdiction             (I.R.S. Employer
of incorporation or organization)        Identification No.)

1 Rockefeller Plaza - Suite 1600
New York, New York                            10020
----------------------------------            -----
(Address of principal executive offices)    (Zip Code)

Registrant's telephone number             (212) 225-6581
                                          --------------


Item 2.  Acquisition or Disposition of Assets

On February 22, 2000, the Company, acquired approximately 79% of the outstanding capital stock of System SpA ("Systeam"), a company organized in Italy (the "Acquisition"). The aggregate purchase price for the Acquisition was $12,175,142, of which $8,390,085 was paid in cash and the remainder was paid in the form of 630,844 shares of common stock of the Company each valued at $6 per share, which value was determined in December 1999 before the reverse merger of the Company (which at such time was named Leisure Concepts International, Inc.). The source of funds for the cash portion of the purchase price was from the Company's recent private placement of preferred stock.

Systeam is an Information Technology system integrator with revenue of approximately $9.5 million in 1999 and a staff of 230. Founded in 1989, Systeam is committed to delivering high quality, robust software solutions that add value to customer organizations by providing tangible and measurable business benefits.

On March 1, 2000, the Company issued a press release which reported the Acquisition. The press release is filed as an exhibit to this Current Report on Form 8-K.


Item 7. Financial Statements and Exhibits

At this time, it is impracticable to provide the required financial statements for Systeam. The Company however expects to file such financial statements, including any required pro forma financial statements, as an amendment to this Form 8-K as soon as practicable, but not later than sixty (60) days after this report is to be filed. In addition, a copy of the agreement relating to the Acquisition will be filed by amendment as an exhibit hereto as soon as practicable.



  1.    Exhibit 99.1 Press Release.

SIGNATURES

In accordance with the requirements of the Securities Exchange
Act of 1934, the registrant caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.


Dated: March 8, 2000
Ci4net.com Inc.
(Registrant)

/s/ Kevin R. Leech
Chairman

Exhibit 99.1

Ci4net.com Acquires Systeam, a Leading Italian E-systems
Integrator; Prof. Admiro Allione, Ex-ceo of Stream Joins the
Board of Directors of Systeam

LONDON, March 1 -- ci4net.com, Inc. (OTC Bulletin Board: CIFN), the Econet 4 Europe, today announced the acquisition of Systeam SpA, one of Italy's leading e-systems integrators with an extensive portfolio of blue chip clients. The addition of Systeam to ci4net.com's Econet will enable more rapid development of business throughout Europe and will directly benefit ci4net.com's partner companies by giving the support of a leading e-systems integrator as they grow their online business.

As part of its strategic approach, ci4net.com is pleased to announce that Prof. Admiro Allione, ex-CEO of Stream, Italy's leading digital TV broadcaster, whose major shareholders are Telecom Italia, News Corp, and the Cecchi Gori Group, will be joining the board of directors of Systeam.

Sig. Nicola di Tomaso, President of Systeam SpA, said, "We are delighted to be part of the ci4net.com Econet. In the age of the Internet, companies seeking to take their businesses online are increasingly looking for rapidly delivered global technology solutions. Today's move will now enable Systeam to service the e-solutions needs of customers throughout Europe and the world."

Systeam was established in Rome in 1989, and is now one of the leading Italian e-systems integrators. Its roster of clients includes many well-known corporations such as Telecom Italia, Team BMG and Cecchi Gori Home Video. Among the services it offers are e-consulting for the creation of small to large scale e-commerce web sites, the integration of networking, telecommunications and multimedia systems and the implementation of solutions for digital TV, document management, customer relationship management and help desk support.

Fundamental to the future of Systeam is its Research and Development team. Among its areas of focus are interactive digital TV, WAP technology, antifraud management systems, biometric recognition, information security and telecommunications traffic monitoring management systems.

A spokesperson for ci4net.com commented: "The strategic acquisition of Systeam SpA is the latest in a series of important developments as ci4net.com moves to become the Ecrce to further their businesses. We now have over 500 support and infrastructure staff providing a robust and developing foundation for our e-commerce activities."

About Systeam

Systeam is an Information Technology system integrator with revenue of approx. $9.5 million in 1999 and a staff of 230. Founded in 1989, Systeam is committed to deliver high quality, robust software solutions that add value to customer organizations by providing tangible and measurable business benefits. Systeam develops local and global solutions to e-commerce opportunities using the latest technology and system advances.

About ci4net.com

ci4net.com is a European economic network, or "Econet". The Company currently owns 50% or more of 26 Internet companies involved in Business-to-Business, Business-to-Consumer, e-Commerce and infrastructure. ci4net.com is focused on adding value at all stages of a company's development via its network. ci4net.com can provide infrastructure technologies, operational and management resources and synergistic access to a network of portfolio companies. For more information visit the Web site http://www.ci4net.com.

U.K. Contacts:
Martin Forrest, + 44-171-232-4592, or Paul Bimson,
+44-171-232-4599
Both with Cubitt Consulting, http://www.cubitt-consult.co.uk

U.S. Contacts:
Investors: David Pasquale, 917-639-4277 Media: Connie Lee,
917-639-4112.